Exhibit 10.7

[Form of Investment Management Trust Agreement]

INVESTMENT MANAGEMENT TRUST AGREEMENT

by and between

MISTRAL ACQUISITION COMPANY

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated as of [            ], 2008

-i-

INVESTMENT MANAGEMENT TRUST AGREEMENT

This INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Agreement”) is made as of             , 2008 by and between Mistral Acquisition Company (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”).

WHEREAS, the Company’s Registration Statement on Form S-1 under the Securities Act of 1933, as amended, No. 333-148741 (the “Registration Statement”) for its initial public offering (the “Initial Public Offering”) of units, each consisting of one share of common stock and one warrant to purchase one share of common stock, has been declared effective as of             , 2008 (the “Effective Date”) by the Securities and Exchange Commission;

WHEREAS, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the “Representative”) of the several underwriters in the Initial Public Offering (collectively, with the Representative, the “Underwriters”);

WHEREAS, Mistral SPAC Holdings, LLC and Ramius SPAC Holdings, LLC (together, the “Sponsor”) and Stephen J. Heyer have agreed to purchase from the Company an aggregate of 9,000,000 warrants (the “Sponsor Warrants”) at a price of $1.00 per warrant in a private placement that will occur immediately prior to the consummation of the Initial Public Offering;

WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), $297,590,000 of the proceeds of the Initial Public Offering and the sale of the Sponsor Warrants ($341,015,000 if the underwriters’ over-allotment option is exercised in full) will be delivered to the Trustee upon consummation of the Initial Public Offering (such amount delivered to the Trustee, together with income earned thereon, the “Property”), to be deposited and held in the Trust Account (as defined below);

WHEREAS, a portion of the Property consists of $10,500,000 (or $12,075,000 if the underwriters’ over-allotment option is exercised in full) attributable to a deferred underwriters’ discount (the “Deferred Compensation”) that the underwriters in the Initial Public Offering have agreed to deposit in the Trust Account until such time as the Company consummates a Business Combination (as defined in the Company’s Certificate of Incorporation); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property;

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

AGREEMENTS AND COVENANTS OF TRUSTEE

Subject to the terms and conditions of this Agreement, including Article IV hereof, the Trustee hereby agrees and covenants to:

(a) Hold the Property in trust in accordance with the terms of this Agreement in a segregated trust account (the “Trust Account”) established by the Trustee;

(b) Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c) In a timely manner, upon the written instruction of the Company, invest and reinvest the Property in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “1940 Act”), having a maturity date of 180 days or less or in any money market funds selected by the Company meeting the conditions of Sections (c)(2), (c)(3) and (c)(4) of Rule 2a-7 promulgated under the 1940 Act (any such investments may include funds for which the Trustee or an affiliate of the Trustee serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, subject to customary fees and expenses);

(d) Collect and receive, when due, all principal and income arising from the Property, which shall become part of the “Property” as such term is used herein;

(e) Promptly notify the Company of all communications received by it with respect to the Property requiring action by the Company;

(f) Promptly supply any necessary information or documents as may be requested by the Company in connection with the Company’s preparation of the tax returns relating to the Property held in the Trust Account or otherwise relating to the Trust Account;

(g) Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company to do so;

(h) Render to the Company, and to the Underwriters if the Company shall so instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i) Commence liquidation of the Trust Account promptly after receipt of, and only in accordance with the terms of, a letter (the “Termination Letter”), substantially in the form attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its Chairman of the Board, Vice Chairman, Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by [ ], 2010 or, if an extension is approved in accordance with the terms of the Certificate of Incorporation, the last day of the Extension Period (as defined therein) (the “Termination Date”), the Trust Account shall be liquidated and distributed in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and the documents referred to therein.

ARTICLE II

LIMITED DISTRIBUTIONS OF INCOME FROM TRUST ACCOUNT

2.1 Taxes. If there is any income or other federal, state or local tax obligation relating to the Property in the Trust Account as determined by the Company, then, from time to time, upon the written request of the Company, the Trustee shall promptly, to the extent there is not sufficient cash in the Trust Account to pay such tax obligation, liquidate such assets held in the Trust Account as shall be designated by the Company in writing, and disburse to the Company by wire transfer, out of the Property in the Trust Account, the amount indicated by the Company as owing in respect of such tax obligation.

2.2 Working Capital. Upon the written request of the Company, from time to time, the Trustee shall distribute to the Company amounts necessary to fund the Company’s working capital requirements; provided that the Company shall certify to the Trustee that any amounts requested do not exceed the aggregate amount of income earned on the Property through the last day of the month immediately preceding the Company’s request, net of taxes payable in respect of such income and amounts previously disbursed pursuant to Section 2.1 and this Section 2.2; and provided further that the Company shall certify to the Trustee that the total amount of disbursements made pursuant to this Section 2.2 does not exceed $2,400,000 in the aggregate.

2.3 Satisfaction of Stockholder Conversion Rights. Upon the written request of the Company, the Trustee shall distribute to the Company amounts necessary to satisfy the exercise of stockholder conversion rights in accordance with Section 6.6 of the Certificate of Incorporation.

2.4 No Other Distributions. Except as provided in Sections 2.1, 2.2, and 2.3, no other distributions from the Trust Account shall be permitted other than pursuant to Article I(i) above.

ARTICLE III

AGREEMENTS AND COVENANTS OF THE COMPANY

3.1 Instructions. The Company shall give all instructions to the Trustee hereunder in writing, signed by the Company’s Chairman of the Board, Vice Chairman, Chief Executive Officer, Chief Financial Officer or other authorized officer. In addition, except with respect to its duties under Sections 2.1, 2.2, and 2.3 above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction that it in good faith believes to be given by any one of the persons authorized above to give written instructions. The Company shall promptly confirm any such verbal or telephonic instructions in writing. The Company shall instruct the Trustee to make only those distributions that are permitted under this Agreement, and refrain from instructing the Trustee to make any distributions that are not permitted under this Agreement.

3.2 Indemnity. The Company shall hold the Trustee harmless and indemnify the Trustee from and against, any and all claims, actions, suits, costs or expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any claim, action, suit or other proceeding brought against the Trustee involving any claim or demand that in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned on the Property, except for expenses and losses resulting from the Trustee’s gross negligence, willful misconduct or bad faith. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this Section 3.2, it shall notify the Company in writing of such claim and the nature, basis and amount of such claim to the extent then known (hereinafter referred to as the “Indemnified Claim”). The Company shall conduct and manage the defense against such Indemnified Claim; provided, that the Company shall keep the Trustee reasonably informed of the status of such Indemnified Claim; and provided, further, that the Trustee may voluntarily participate in such action at its own cost with its own counsel. The Trustee may not agree to settle any Indemnified Claim without the prior written consent of the Company. The Company shall not, without the prior written consent of the Trustee, effect any settlement of any Indemnified Claim unless such settlement (i) includes an unconditional release of the Trustee from all liability on such Indemnified Claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Trustee. The obligations and rights contained in this Section 3.2 shall survive the termination of this Agreement, including the resignation of the Trustee.

3.3 Fees. The Company shall pay the Trustee an initial acceptance fee, an annual fee and a transaction processing fee for each disbursement made pursuant to Article II as set forth on Schedule A hereto, which fees shall be subject to modification by mutual agreement of the parties from time to time. It is expressly understood that said transaction processing fees shall be deducted by the Trustee from disbursements made to the Company pursuant to Section 2.2. The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the Initial Public Offering and thereafter on the anniversary of the Effective Date. The Trustee shall be entitled to be reimbursed by the Company for its other reasonable expenses hereunder, including the reasonable fees and expenses of outside counsel it may employ in connection with the exercise and performance of its rights and duties hereunder (excluding fees and expenses of counsel incurred prior to the date of this Agreement), upon presentation of appropriate documentation therefor. The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 3.3 and as may be provided in Section 3.2 hereof (it being expressly understood that the Property shall not be used to make any payments to the Trustee under such Sections, except that such Property may be used to make payments to the Trustee upon disbursement made pursuant to Section 2.2).

3.4 Stockholder Vote. In connection with any vote of the holders of the Company’s common stock issued in the Initial Public Offering (such stockholders, the “Public Stockholders”) regarding a Business Combination, the Company shall provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and tabulating stockholder votes verifying the vote of the Public Stockholders regarding such Business Combination.

3.5 Notices to Underwriters. Provide the Underwriters with a copy of any Termination Letters and/or any other correspondence that it sends to the Trustee with respect to any proposed withdrawal from the Trust Account promptly after it issues the same.

ARTICLE IV

LIMITATIONS OF LIABILITY

The Trustee shall have no responsibility or liability for:

(a) Taking any action with respect to the Property, other than as directed in Articles I and II hereof and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence, willful misconduct or bad faith;

(b) Instituting any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received written instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c) Verifying that any of the investments selected by the Company pursuant to Article I(c) hereof constitute United States “government securities” within the meaning of Section 2(a)(16) of the 1940 Act or have maturity dates of 180 days or less or that any money market funds selected by the Company meet the conditions of Sections (c)(2), (c)(3) and (c)(4) of Rule 2a-7 promulgated under the 1940 Act;

(d) Refunding any depreciation in principal of any Property;

(e) Assuming that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation or unless the Company shall have delivered a written revocation of such authority to the Trustee;

(f) Any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence, willful misconduct or bad faith, whether to the other parties hereto or anyone else. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) that is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g) Verifying the correctness of the information set forth in the Registration Statement or confirming that any Business Combination made by the Company or any other action taken by it is as contemplated by the Registration Statement, unless an officer of the Trustee has actual knowledge thereof, written notice of such event is sent to the Trustee or as otherwise required under Article I(i) hereof;

(h) Preparing, executing and filing tax reports, income or other tax returns and paying any taxes with respect to income and activities relating to the Trust Account, regardless of whether such tax is payable by the Trust Account or the Company, including, but not limited to, income tax obligations, it being expressly understood that, as set forth in Section 2.1 hereof, if there is any income tax obligation relating to income on the Property in the Trust Account, as determined from time to time by the Company and regardless of whether such tax is payable by the Company or the Trust Account, at the written instruction of the Company, the Trustee shall make funds available in cash from the Property in the Trust Account in an amount specified by the Company as owing to the applicable tax authority, which amount shall be paid directly to the Company by electronic funds transfer, account debit or other method of payment, and the Company shall forward such payment to the taxing authority; and

(i) Verifying calculations, qualifying or otherwise approving Company requests for distributions pursuant to Article I(i) and Sections 2.1, 2.2, and 2.3 hereof.

(j)(i) Special, consequential or punitive damages, (ii) acts or omissions of securities depositories, brokers or dealers; or (iii) any losses due to forces beyond the control of the Trustee, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

The Trustee:

(aa) shall not (by virtue of this Agreement or the performance of its duties hereunder) be held to any obligations, duties (including fiduciary duties) or relationship of agency or trust for or with the Public Stockholders or the Underwriters;

(bb) shall have no duties or obligations other than those specifically set forth in this Agreement and no duties or obligations shall be implied;

(cc) shall be able to consult with counsel satisfactory to it (including counsel for the other parties hereto) and the advice or opinion of such counsel, after consultation with the Company and its counsel, shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel;

(dd) shall not, notwithstanding any provision of this Agreement to the contrary, be required to make any payment hereunder until sufficient funds are actually received by the Trustee; and

(ee) shall not be required to take any action hereunder if the Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Trustee or is contrary to the terms hereof or is otherwise contrary to law.

In carrying out its duties and obligations hereunder, the Trustee may do so by or through agents or affiliates disclosed or referenced in any account agreement signed by the Company or otherwise reasonably acceptable to the Company. The rights, privileges, protections, immunities and benefits provided to the Trustee hereunder (including its right to be indemnified) are extended to, and shall be enforceable by, any such agents or affiliates.

ARTICLE V

WAIVER OF CLAIMS AGAINST TRUST ACCOUNT

The Trustee hereby waives any and all right, title, interest or claim of any kind (“Claim”) that the Trustee may have against the Property held in the Trust Account, and hereby agrees not to seek recourse, reimbursement, set-off, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. In the event that the Trustee has a claim against the Company under this Agreement, including, without limitation, Section 3.2, the Trustee will pursue such claim solely against the Company and not against the Property held in the Trust Account.

ARTICLE VI

TERMINATION

This Agreement shall terminate as follows:

(a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to identify a successor trustee, during which time the Trustee shall continue to act in accordance with the terms of this Agreement. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not identify a successor trustee within 60 days of receipt of the resignation notice from the Trustee, the Trustee may apply to a court of competent jurisdiction in the state or federal courts of New York or Delaware for the appointment of a successor trustee; or

(b) At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of Article I(i) hereof, and distributed the Property in accordance with the provisions of the applicable Termination Letter, this Agreement shall terminate except with respect to Section 3.2 hereof.

ARTICLE VII

MISCELLANEOUS

7.1 Procedures for Funds Transfer. The Company and the Trustee each acknowledge and agree that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. Upon receipt of written instructions, the Trustee will confirm such instructions with an Authorized Individual for the Company at an Authorized Telephone Number listed on Exhibit C attached hereto. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon account numbers or other identifying numbers of a beneficiary, beneficiary’s bank or intermediary bank, rather than names. The Trustee shall not be liable for any loss, liability or expense resulting from any error in an account number or other identifying number.

7.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

7.3 Counterparts. This Agreement may be executed in several original or facsimile (including “pdf”) counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

7.4 Complete Agreement; Amendment; Waiver of Trial by Jury. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement or any provision hereof may only be changed, amended, waived or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment, waiver or modification may be made without the prior written consent of the Representative. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

7.5 Consent to Jurisdiction. The parties hereto consent to the non-exclusive jurisdiction and venue of any state or federal court located in the State of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder and hereby waive any objection to such jurisdiction and that such courts represent an inconvenient forum.

7.6 Notice; Consent; Requests. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

if to the Trustee, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: [    ]

Fax No.: [    ]

if to the Company, to:

Mistral Acquisition Company

650 Fifth Avenue, 31st Floor

New York, New York 10019

Attn: Chairman

Fax No.: (212) 616-9601

in either case with a copy (which shall not constitute notice) to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

Attn: [    ]

Fax No.: [    ]

and

Pali Capital, Inc.

650 Fifth Avenue

New York, New York 10019

Attn: [    ]

Fax No.: [    ]

and

EarlyBirdCapital, Inc.

275 Madison Avenue

New York, New York 10016

Attn: [    ]

Fax No.: [    ]

and

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: William Haddad, Esq.

Fax No.: (212) 335-4501

and

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn: Christopher S. Auguste, Esq.

Fax No.: (212) 715-8000

7.7 Assignability. This Agreement may not be assigned by the Trustee without the prior written consent of the Company and the Representative.

7.8 Authority to Contract. Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder.

7.9 Publicity. The Trustee hereby consents to the inclusion of Continental Stock Transfer & Trust Company in the Registration Statement and other materials relating to the Initial Public Offering.

7.10 Consent to Inclusion in Registration Statement. The Trustee hereby consents to the inclusion of Continental Stock Transfer & Trust Company in the Registration Statement and other materials relating to the Initial Public Offering.

7.11 Third Party Beneficiaries. Each of the Company and the Trustee hereby acknowledge that the Underwriters are third party beneficiaries of this Agreement.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY

By:
Name:
Title:

MISTRAL ACQUISITION COMPANY

By:
Name:
Title:

SCHEDULE A

FEE ITEMS

Fee Item	Time and Method of Payment	Amount
Initial acceptance fee	Initial closing of the Initial Public Offering by wire transfer	$1,000

Annual fee	First year, initial closing of the Initial Public Offering by wire transfer; thereafter on the anniversary of the Effective Date by wire transfer or check	$3,000

Transaction processing fee for disbursements to Company under Article I(i) and Sections 2.1, 2.2 and 2.3	Deduction by Trustee from accumulated income following disbursement made to Company under Section 2	$250

EXHIBIT A

TERMINATION LETTER

[Letterhead of Company]

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: [Corporate Trust Administration]

Re: Trust Account No. [ ]	Termination Letter

Ladies and Gentlemen:

Pursuant to Article I(i) of the Investment Management Trust Agreement between Mistral Acquisition Company (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of [            ], 2008 (“Trust Agreement”), this is to advise you that the Company has entered into an agreement (“Business Agreement”) with [            ] “Target Business”) to consummate a business combination with Target Business (the “Business Combination”) on or about [insert date]. The Company shall notify you at least 48 hours in advance of the actual date of the consummation of the Business Combination (“Consummation Date”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of Trust Account No.              (the “Trust Account”) to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct in writing.

On the Consummation Date, (i) counsel to the Company shall deliver to you written notification that the Business Combination has been consummated and (ii) the Company and the Representative shall deliver to you joint written instructions with respect to the transfer of the funds held in the Trust Account, including the Deferred Compensation (the “Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account on the Consummation Date, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company and the Representative of the same and the Company and the Representative shall jointly direct you as to whether such funds should remain in the Trust Account and distributed after the Consummation Date to the Company, or with respect to the Deferred Compensation, to the Underwriters. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated and the Trust Account closed.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall, upon written instruction from the Company, be redeposited as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

MISTRAL ACQUISITION COMPANY

By:
Name:
Title:

cc:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Pali Capital, Inc.

EarlyBirdCapital, Inc.

EXHIBIT B

TERMINATION LETTER

[Letterhead of Company]

Continental Stock Transfer & Trust Company

17 Battery Place

New York,

New York 10004

Attn: [Corporate Trust Administration]

Re: Trust Account No. [ ]	Termination Letter

Ladies and Gentlemen:

Pursuant to Article I(i) of the Investment Management Trust Agreement between Mistral Acquisition Company (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of [            ], 2008 (“Trust Agreement”), this is to advise you that the Company has been dissolved due to its inability to effect a Business Combination within the time frame specified in the Company’s prospectus relating to its Initial Public Offering. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

Attached hereto is a certified copy of the Certificate of Dissolution as filed with the Secretary of State of Delaware. In accordance with the terms of the Trust Agreement, we hereby authorize you, to commence, as promptly as practicable, liquidation of the Trust Account and distribution of the funds in the Trust Account to [            ] (the “Designated Paying Agent”) on behalf of the Company. You will notify the Company and the Designated Paying Agent in writing at [insert address] as to when all such funds will be available for immediate transfer (the “Transfer Date”). The Designated Paying Agent shall thereafter notify you as to the account or accounts of the Designated Paying Agent that the funds in the Trust Account should be transferred to on the Transfer Date so that the Designated Paying Agent may commence distribution of such funds in accordance with the Company’s instructions. You shall have no obligation to oversee the Designated Paying Agent’s distribution of the funds. Upon the payment to the Designated Paying Agent of all the funds in the Trust Account, the Trust Agreement shall terminate in accordance with the terms thereof.

Very truly yours,

MISTRAL ACQUISITION COMPANY

By:
Name:
Title:

cc:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Pali Capital, Inc.

EarlyBirdCapital, Inc.

EXHIBIT C

AUTHORIZED INDIVIDUALS

AUTHORIZED INDIVIDUAL(S)	AUTHORIZED
FOR TELEPHONE CALL BACK	TELEPHONE NUMBER(S)

Company:

MISTRAL ACQUISITION COMPANY
650 Fifth Avenue, 31st Floor
New York, New York 10019
Attn: [Andrew R. Heyer]	(212) 616-9600

Trustee:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 Battery Place
New York, New York 10004
Attn: [Corporate Trust Administration]	[ ]